Exhibit 77C

A Special Meeting of Shareholders of Schwab Investments (the Trust)
 was held on December 11, 2015, for the purpose of seeking shareholder approval to elect the following individuals as trustees of the Trust: Walter W. Bettinger II, Marie A. Chandoha,
Joseph R. Martinetto, Robert W. Burns, John F. Cogan,
Stephen T. Kochis, David L. Mahoney, Kiran M. Patel,
Kimberly S. Patmore, Charles A. Ruffel, Gerald B. Smith, and Joseph H. Wender.
The number of votes necessary to conduct the Special Meeting and approve the proposal was obtained. The results of the shareholder vote are listed below:

Proposal To elect each of the following
 individuals as trustees of the Trust:
For
		WithheldWalter W. Bettinger II
455,044,237.249
		36,419,955.557

Marie Chandoha
477,959,152.412
13,505,040.394

Joseph R. Martinetto		477,030,357.012
14,433,835.794

Robert W. Burns
477,007,412.045
14,456,780.761John F. Cogan
			474,418,782.095
17,045,410.711

Stephen T. Kochis
475,828,281.753
		15,635,911.053

David L. Mahoney
		475,556,592.663
15,907,600.143

Kiran M. Patel
475,521,368.945
15,942,823.861

Kimberly S. Patmore
477,086,785.812
		14,377,406.994

Charles A. Ruffel
476,771,942.158
14,692,250.648

Gerald B. Smith
474,861,961.806
16,602,231.000Joseph H. Wender
474,877,465.494
16,586,727.312